Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

ISBA Announces Third Quarter 2017 Earnings

Mt. Pleasant, Michigan, October 24, 2017 - Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced the Corporation’s third quarter 2017 earnings. The Corporation reported net income of $3.54 million for the quarter ended September 30, 2017.
“We are pleased to report our earnings for the third quarter of 2017,” stated Jae Evans, President and Chief Executive Officer for Isabella Bank Corporation. “While today’s environment is extremely competitive, we continue our focus on being trusted advisors for our customers, and providing them with a full line of products and services to meet their financial needs. The impact of our team’s efforts resulted in growth through existing and new relationships, which has led to record loan balances and strong earnings.  Year-to-date earnings through the third calendar quarter surpassed earnings during the same period last year, driven primarily by increased interest income. We remain committed to increasing earnings and shareholder value through growth in our loan portfolio, investment and trust services, and deposits while managing operating costs.”
Net Income
During the three and nine month periods ended September 30, 2017, the Corporation reported net income of $3.54 million and $10.52 million and earnings per common share of $0.45 and $1.34, respectively. Net income and earnings per common share for the same periods of 2016 were $3.59 million and $10.02 million and $0.46 and $1.28, respectively. The increase in year-to-date earnings was primarily driven by interest income which increased $3.43 million for the first nine months of 2017 in comparison to the same period in 2016. Increased interest income resulted primarily from strong loan growth during the past year.
Assets
As of September 30, 2017, total assets increased to $1.79 billion and assets under management grew to a record $2.53 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $736.42 million.
Loans
The Corporation's loan portfolio has grown by $66.93 million or 6.62% during the nine month period ended September 30, 2017. This growth was largely driven by the commercial loan portfolio which increased $44.47 million during 2017. As a result of recent initiatives, the consumer loan portfolio increased $10.52 million or 24.81% during 2017. The Corporation anticipates continued loan growth in its loan portfolio during the remainder of 2017 as a result of the expansion in the Saginaw and Midland communities and the commitment to providing competitive products.

Net Interest Income
For the nine months ended September 30, 2017, net interest income increased by $2.41 million in comparison to the same period in 2016. This increase was primarily the result of significant loan growth during the last year.
The Corporation's net yield on interest earning assets remained low at 3.03% for the nine month period ended September 30, 2017. The Corporation does not anticipate that the Federal Reserve Bank will increase short term interest rates significantly in the near future; therefore, does anticipate marginal improvements in the net yield on interest earning assets in the short term. Increases in net interest income are expected to occur primarily through continued strategic growth in loans, investments, and other income earning assets.
Dividends
During the third quarter of 2017, the Corporation paid a $0.26 per common share cash dividend which represented a 4.00% increase over the per common share cash dividend paid in the third quarter of 2016. Based on the Corporation's closing stock price of $29.00 as of September 29, 2017, the annualized cash dividend yield was 3.49%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan and employs more than 400 individuals. Isabella Bank, the Corporation’s banking subsidiary, has 29 banking locations and a loan production office throughout seven Mid-Michigan counties and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.